Exhibit 10.27

RACKABLE SYSTEMS, INC.

FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (this “Amendment”), dated November 16, 2005 (the “Effective Date”), is executed by and between Rackable Systems, Inc., a Delaware corporation (the “Company”), and Giovanni Coglitore (the “Executive”). The Company and the Executive are each individually referred to in this Amendment as a “Party” and are collectively referred to in this Amendment as the “Parties.” In this Amendment, all capitalized terms that are otherwise undefined will have the respective meanings specified for such terms as set forth in the Employment Agreement (as defined below).

RECITALS

A. Executive and the Company are parties to an Employment Agreement, dated December 23, 2002 (the “Employment Agreement”). The Employment Agreement outlines the general terms of employment for the Executive.

B. Pursuant to this Amendment and effective immediately upon the Parties’ mutual execution and delivery of this Amendment, the Parties desire to amend the Employment Agreement as follows.

AGREEMENT

In consideration of the mutual promises and covenants set forth in this Amendment, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree as follows:

1. Amendment to Employment Agreements. The Parties agree that upon the Effective Date of this Amendment, the Employment Agreement will be amended as follows:

1.1 Base Salary. The following sentence shall be added to the end of Section 3(a): “Effective as of January 1, 2006, the Base Salary shall be $200,000 per year.”

1.2 Bonus Payment. The following shall be added to the end of Section 3: “(d) Effective as of January 1, 2006, Executive will be eligible to receive an annual bonus (the “Bonus”) of up to $100,000, based upon criteria determined by the Board (or the Compensation Committee). Initially, the criteria shall be deemed to be achieved in the event the Company meets targets for revenues, gross margin, earnings per share (on a normalized basis) and quarterly backlog. Such targets shall be as specified in the operating plan provided each fiscal year by the Company’s management to the Board (the “Targets”). Such Bonus shall be determined by multiplying the percentage of the Targets achieved at the end of each quarter by the Bonus amount (the “Bonus Payment”). Notwithstanding the foregoing to the contrary, such percentage shall be equal to the percentage used by the Board in determining the bonus payment to be made to Company’s Chief Executive Officer. The Bonus Payment, if any, may be payable quarterly or as determined by the

Board. At the Board’s discretion, the Company may elect to make bonus payments to Executive in addition to the Bonus.”

1.3 Severance. The first sentence of Section 4(b) shall be deleted and replaced with the following: “If the Employment Period is terminated by the Company without Cause or by Executive for Good Reason, the Company shall provide, and the Executive shall be entitled to receive the following enumerated benefits: (i) lump sum equal to twelve (12) months of his Base Salary; provided, however, that if the Employment Period is terminated by the Company without Cause or by Executive for Good Reason prior to May 15, 2006, then such lump sum shall be equal to three (3) months of his Base Salary; and (ii) payment of COBRA premiums for the Executive and his covered dependents for a period of twelve (12) months after the end of the Employment Period provided, however, that if the Employment Period is terminated by the Company without Cause or by Executive for Good Reason prior to May 15, 2006, then payment of COBRA premiums for the Executive and his covered dependents for shall be for a period of six (6) months after the end of the Employment Period (collectively, the “Severance Benefits”).”

2. Agreements. Except as expressly amended by this Amendment, the Employment Agreement will continue in full force and effect. If any inconsistency, ambiguity, or conflict exists between this Amendment and the Employment Agreement, then the terms and conditions of this Amendment will govern and control such inconsistency, ambiguity, or conflict.

3. Titles and Subtitles. The titles and subtitles used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.

4. Amendments, Waivers, and Termination. As of any particular time, any term of this Amendment may be amended, the observance of any term of this Amendment may be waived (either generally or in a particular instance and either retroactively or prospectively), or this Amendment may be terminated, in each case only with the written consent of the Company and the Executive. Any amendment, waiver, or termination executed in accordance with this Section 4 will be binding upon the Executive, the Company, the Company’s successors-in-interest, and any person claiming for or on behalf of the Executive or the Company.

5. Effectiveness. This Amendment is effective upon the execution and delivery of this Amendment by the Company and the Executive.

* * * * *

The Parties have executed this First Amendment to the Employment Agreement as of the Effective Date.

THE COMPANY:

RACKABLE SYSTEMS, INC.

By:	/S/ TODD FORD

Name:	Todd Ford

Its:	Executive Vice President and Chief Financial Officer

THE EXECUTIVE:

/S/ GIOVANNI COGLITORE
Giovanni Coglitore